The Putnam Funds

April 2018

Dear Shareholder:

Your investment in Putnam High Income Securities Fund is threatened and needs prompt action from you.

Your fund is the target of a takeover attempt by a well-known dissident firm named Bulldog Investors, LLC (Bulldog). This takeover attempt is expected during the April 27, 2018 annual meeting of shareholders.

Bulldog intends to elect alternative trustees and initiate actions that would permanently disrupt your fund as a long-term investment. Bulldog is a short-term investor looking only for a quick return.

The Board of Trustees has overseen your fund’s quality as a long-term investment

You can be assured that your Trustees are independent, experienced, and highly qualified fiduciaries. These Trustees have deep governance experience in the mutual fund industry, as well as significant business and investment experience, and they take pride in doing what is in the best interest ofshareholders.

ISS, an independent third party, recommends supporting the current Board of Trustees

ISS analyzes shareholder ballot proposals and has issued a recommendation to vote in support ofPutnam management and your current Trustees.

Vote the WHITE card in favor of retaining your fund’s current Board of Trustees.

We strongly urge you: Do NOT respond to any of Bulldog’s communications and discard any GREEN proxy card that you may receive from Bulldog.

Thank you for voting promptly. If you have any questions, please call a customer service representative at 1 (877) 536-1561.